UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 24, 2013

 Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on Form 8-K, on April 11, 2013, Lisa M. Brown resigned from her role as Vice President, Marketing and Sales Operations of Active Power, Inc. (the “Company”).  In connection with Ms. Brown’s resignation, the Company entered into a Separation Agreement and Release with Ms. Brown on April 22, 2013 (the “Agreement”), which, among other things, provides for the following:

•	continuation of payment of her base salary for six (6) months after the resignation date, payable in accordance with the Company’s regular payroll practices;
•	eligibility to potentially receive compensation under the Company’s 2013 management incentive program subject to the terms and conditions of such plan;
•
reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the shorter of (i) a period of twelve (12) months after the resignation date, (ii) until she has secured other employment, or (iii) the date she is no longer eligible to receive continuation coverage pursuant to COBRA; and

•
vesting acceleration as to an additional six (6) months after the resignation date under all outstanding stock options and restricted stock unit agreements between the Company and Ms. Brown that would have otherwise remained unvested as of the date of Ms. Brown’s resignation.

The Agreement also contains provisions for (i) a release of the Company by Ms. Brown for all claims (other than for payment of the foregoing), (ii) Ms. Brown’s compliance with a non-solicitation covenant for twelve (12) months and continued observance of her obligations to the Company under her proprietary information and nondisclosure agreement, and (iii) Ms. Brown’s compliance with a customary non-disparagement covenant. The foregoing is a summary of the Agreement and does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: April 24, 2013	By:	/s/ J. Douglas Milner
J. Douglas Milner Chief Executive Officer